Exhibit 10.17

ADDENDUM IV

May 2, 2005

Extension of Term and payment of Base Rent

Lessor:	The Richard Oppenheimer Living Trust, the Maurice Oppenheimer Living Trust and the Helene Oppenheimer Living Trust
C/o Castle Management
12885 Alcosta Blvd. Ste. A
San Ramon, CA 94583

Lessee:	Tut Systems, Inc.
5200 Franklin Drive Ste. 100
Pleasanton, CA 94588

Premises:	5200 Franklin Dr., Suite 100, Pleasanton, CA 94588, Commercial Office Space of approximately 17,100+/- square feet, with parking.

The following terms are intended to modify those provisions set forth in the Lease Dated 11/20/02, as modified by the Addendum, Addendum II and Addendum III as follows:

Term: The Lease Term shall be extended an additional twenty four (24) months commencing July 1, 2005 and ending June 30, 2007.

Base Rent: The Base Rent for months 1 through 12 of the extended term shall be $15,817.50 per month. The Base Rent for months 13 through 24 of the extended term shall increase to $16,672.50 per month. Base Rent shall be payable by Lessee to Lessor in the same manner as before and shall be subject to all other provisions of the Lease Agreement including payment of the Lease Agreement previously set forth and contained herein, including but not limited to Common Area Operating Expenses and Real Property Taxes, currently estimated to run $0.51 per square foot per month). (See paragraphs 4.2 and 10 of the Lease).

By Lessor:	/s/ Richard Oppenheimer
Richard Oppenheimer
Trustee

By Lessee:	/s/ Salvatore D’Auria
Salvatore D’Auria
Chairman of the Board
Tut Systems, Inc.